EXHIBIT-1
ANNUAL REPORT TO SECURITY HOLDERS


SEE EXHIBIT-1

Xgains4keeps Inc(Ltd)		Income Statement
	                For the Years Ending [June 30, 2020 and June 30, 2019]
		                   $	         $
Revenue	                                 2020	     2019
	Sales revenue
	(Less sales returns
and allowances)
	Service revenue	60,067 	      734
	Interest revenue
	Other revenue
Total Revenues	                60,067                734

Expenses
	Advertising
	Bad debt
	Commissions	   209
	Cost of goods sold
	Depreciation
	Employee/Users
                  benefits                      59,243
	Furniture and
                  equipment
	Insurance
	Interest expense
	Maintenance
                  and repairs
	Office supplies
	Payroll taxes
	Rent	                       55
	Research and
                  development
	Salaries and wages	    565
	Software
	Travel
	Utilities
	Web hosting
                  and domains	     488 	      384
	Other	                       157             358
    Total Expenses	                  60,717             742

	Net Income Before
                  Taxes	                    (650)	       (8)
	Income tax expense

Income from Continuing
Operations                                     (650)	       (8)

Below-the-Line Items
	Income from discontinued operations
	Effect of accounting changes
	Extraordinary items

Net Income	                        (650)	      (8)


Xgains4keeps Inc/Ltd		Balance Sheet
		Date:	June 30th 2020

Assets	 	                             2020($)	               2019($)
Current Assets
	Cash	                                 (650)	                      (8)
	Accounts receivable
	Inventory
	Prepaid expenses
	Short-term investments
	Total current assets	               (650)	                      (8)
Fixed (Long-Term) Assets
	Long-term investments
	Property, plant, and equipment
	(Less accumulated depreciation)
	Intangible assets	     1,513,500,000	          13,500,000
	Total fixed assets	     1,513,500,000 	          13,500,000
Other Assets
	Deferred income tax
	Other
	Total Other Assets	 $                               - 	 $

Total Assets	                      1,513,499,350 	          13,499,992

Liabilities and Owner's Equity
Current Liabilities
	Accounts payable
	Short-term loans
	Income taxes payable	                 11,160 	                 10,160
	Accrued salaries and wages        500,000 	               380,000
	Unearned revenue
	Current portion of long-term debt
	Total current liabilities              511,160 	               390,160
Long-Term Liabilities
	Long-term debt
	Deferred income tax
	Other
	Total long-term liabilities	 $                                      $
Owner's Equity
	Owner's investment	                     908 	                     734
	Retained earnings
	Other
	Total owner's equity	                     908 	                     734

Total Liabilities and
Owner's Equity                                 512,068 	        390,894

Common Financial Ratios
Debt Ratio (Total Liabilities
/ Total Assets)	                              0.00	          0.03
Current Ratio (Current Assets
/ Current Liabilities)                                 0.00	          0.00
Working Capital (Current Assets -
Current Liabilities)	                       (511,810)                  (390,168)
Assets-to-Equity Ratio
(Total Assets / Owner's Equity)	  1,666,162.49	  18,390.86
Debt-to-Equity Ratio
(Total Liabilities
/ Owner's Equity)	                            562.72	       531.51


Xgains4keeps Inc/Ltd
Cash Flow Statement

For the Year Ending	30/06/2020                        ($)
	Cash at Beginning of Year	   -8

Operations
Cash receipts from
	Customers	2,406
	Other Operations
Cash paid for
	Inventory purchases
	General operating and
                  administrative expenses	908
	Wage expenses	                  565
	Interest
	Income taxes
Net Cash Flow from Operations	               3,879

Investing Activities
Cash receipts from
	Sale of property and equipment
	Collection of principal on loans
	Sale of investment securities
Cash paid for
	Purchase of property and equipment
	Making loans to other entities
	Purchase of investment securities
Net Cash Flow from Investing Activities	      0

Financing Activities
Cash receipts from
	Issuance of stock
	Borrowing	57,661
Cash paid for
	Repurchase of stock
                  (treasury stock)
	Repayment of loans	                59,243
	Dividends
Net Cash Flow from Financing
Activities	                                                   116,904

Net Increase in Cash	                                 120,784

Cash at End of Year	                                 120,766